Exhibit 10.1

FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into on June 19, 2019, by and between HUDSON SKYWAY LANDING, LLC, a Delaware limited liability company (“Landlord”), and IOVANCE BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant are parties to that certain lease dated October 19, 2018 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 12,322 rentable square feet (the “Existing Premises”) described as Suite 125 on the first floor of the building commonly known as Skyway Landing II located at 999 Skyway Road, San Carlos, California (the “Building”).

B.	The parties wish to expand the Premises (defined in the Lease) to include additional space, containing approximately 8,110 rentable square feet described as Suite 100 on the first floor of the Building and shown on Exhibit A attached hereto (the “Expansion Space”), on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion.

1.1.	Effect of Expansion. Effective as of the Expansion Effective Date (defined in Section 1.2 below), the Premises shall be increased from 12,322 rentable square feet on the first floor to 20,432 rentable square feet on the first floor by the addition of the Expansion Space, and, from and after the Expansion Effective Date, the Existing Premises and the Expansion Space shall collectively be deemed the Premises. The term of the Lease for the Expansion Space (the “Expansion Term”) shall commence on the Expansion Effective Date and, unless sooner terminated in accordance with the Lease, end on the Expiration Date (which the parties acknowledge is April 30, 2021). From and after the Expansion Effective Date, the Expansion Space shall be subject to all the terms and conditions of the Lease except as provided herein. Except as may be expressly provided herein, (a) Tenant shall not be entitled to receive, with respect to the Expansion Space, any allowance, free rent or other financial concession granted with respect to the Existing Premises, and (b) no representation or warranty made by Landlord with respect to the Existing Premises shall apply to the Expansion Space.

1.2.	Expansion Effective Date. As used herein, “Expansion Effective Date” means the date on which Landlord delivers to Tenant the Expansion Space in broom clean condition (which date is anticipated to be June 1, 2019). Any delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective Date is delayed, the Expiration shall not be similarly extended.

1.3.	Confirmation Letter. At any time after the Expansion Effective Date, Landlord may deliver to Tenant a notice substantially in the form of Exhibit C attached hereto, as a confirmation of the information set forth therein. Tenant shall execute and return (or, by written notice to Landlord, reasonably object to) such notice within five (5) days after receiving it.

2.	Base Rent. With respect to the Expansion Space during the Expansion Term, the schedule of Base Rent shall be as follows:

Period During Expansion Term	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Expansion Effective Date through last day of 12th full calendar month of Expansion Term	$57.00	$38,522.50
13th full calendar month of Expansion Term through last day of Expansion Term	$58.71	$39,678.18

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

4.	Tenant’s Share. With respect to the Expansion Space during the Expansion Term, Tenant’s Share shall be 6.8441%.

5.	Expenses and Taxes. With respect to the Expansion Space during the Expansion Term, Tenant shall pay for Tenant’s Share of Expenses and Taxes in accordance with the terms of the Lease.

6.	Improvements to Expansion Space.

6.1.	Configuration and Condition of Expansion Space. Tenant acknowledges that it has inspected the Expansion Space and agrees to accept it in its existing configuration and condition (or in such other configuration and condition as any existing tenant of the Expansion Space may cause to exist in accordance with its lease), without any representation by Landlord regarding its configuration or condition and without any obligation on the part of Landlord to perform or pay for any alteration or improvement, except as may be otherwise expressly provided in this Amendment.

6.2.	Responsibility for Improvements to Expansion Space. Any improvements to the Expansion Space performed by or on behalf of Tenant on or after the Expansion Effective Date shall be paid for by Tenant (subject to the Allowance described in Section 1.1 of Exhibit B-1 to the Lease as incorporated herein by this reference) and performed in accordance with the terms of the Lease (including, without limitation, Exhibit B-1 thereto, as amended hereby). The parties further acknowledge and agree that each reference to “Premises” in Exhibit B-1 to the Lease shall be deemed to mean both (a) the Existing Premises and (b) the Expansion Space (from and after the Expansion Effective Date). Landlord hereby acknowledges that, as of the date hereof, the current amount of the Allowance available for application towards the cost of Tenant Improvement Work in the Existing Premises and the Expansion Space pursuant to Exhibit B-1 to the Lease (as amended hereby) is $147,864.00.

7.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

7.1.	Parking. Effective as of the Expansion Effective Date, the reference to “40 unreserved parking spaces” in Section 1.9 of the Lease is hereby amended and restated as “67 unreserved parking spaces”.

7.2.	California Civil Code Section 1938. Pursuant to California Civil Code § 1938, Landlord hereby states that the Expansion Space has not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52).

Accordingly, pursuant to California Civil Code § 1938(e), Landlord hereby further states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises”.

In accordance with the foregoing, Landlord and Tenant agree that if Tenant requests a CASp inspection of the Expansion Space, then (i) Tenant shall pay the fee for such inspection, and (ii) the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Expansion Space shall be governed by the applicable terms of the Lease (including, without limitation, Section 5 thereof).

7.3.	Right of First Offer. The following provisions of the Lease are of no further force and effect: Section 3.1.A (2) of Exhibit F to the Lease and the second diagram on Exhibit G to the Lease.

8.	Miscellaneous.

8.1.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

8.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

8.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

8.4.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

8.5.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

8.6.	Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON SKYWAY LANDING, LLC, a Delaware limited liability company

By:	Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member

	By:	Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

		By:	/s/ Derric Dubourdieu
		Name:	Derric Dubourdieu
		Title:	Senior Vice President, Leasing

TENANT:

IOVANCE BIOTHERAPEUTICS, INC., a Delaware corporation

By:	/s/ Maria Fardis
Name:	Maria Fardis, Ph.D., M.B.A.
Title:	President and Chief Executive Officer

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

Intentionally Omitted

EXHIBIT B

WORK LETTER

Intentionally Omitted

EXHIBIT C

NOTICE OF LEASE TERM DATES

Intentionally Omitted